Exhibit 99

11011 Via Frontera San Diego, CA 92127 Tel: 858-451-3771 Fax: 858-451-5719

Paul R. Hays	Keith A. Butler
President & COO	Vice President and CFO
858-451-3771 x1401	858-451-3771 x1413
paulh@synbiotics.com	keith@synbiotics.com

SYNBIOTICS CORPORATION SECURES SETTLEMENT WITH AGEN

San Diego, California: June 29, 2004 — Synbiotics Corporation (SBIO) today announced that it has entered into a settlement with Agen Biomedical Ltd. resolving all ongoing litigation regarding Synbiotics’ US heartworm patent and other contractual matters. The litigation, which began in September 2003, concerned alleged infringement of Synbiotics’ United States Patent 4,789,631 for canine heartworm diagnostics and related supply contract issues.

Neither party admitted any liability and both will make application to the respective courts to have their respective cases dismissed with prejudice. “This has been a costly and distracting process. Although Synbiotics’ confidence in its position and commitment to protecting patents has never wavered, this settlement is in the best interest of all parties,” said Paul R. Hays, President of Synbiotics Corporation.

This is the third patent infringement suit by Synbiotics to enforce its ‘631 patent, which covers its canine heartworm kits. “We felt that it was important to enforce this patent because it covers the antibody which has become the gold standard in heartworm diagnosis,” said Mr. Hays.

Under the agreement Synbiotics granted Agen a license to the US heartworm patent in exchange for a license fee to be paid now and in June 2005. Further, Agen granted Synbiotics a license under Agen’s European FIV patent and Synbiotics granted Agen a license to use a Japanese trademark.

In addition, Synbiotics will supply certain antibodies to Agen for use in the manufacture of specific test kits. Agen will pay Synbiotics a transfer price for the antibodies and a percentage of sales for those test kits.

“We are pleased with the terms of this settlement and believe it is in the best interest of our customers, shareholders and employees. It enables Synbiotics to return its focus back to growing our business according to our plan,” said Mr. Hays.

Agen formerly contract manufactured and supplied to Synbiotics some Witness® brand test kits containing Synbiotics antibodies under a For Further Manufacture USDA license. Agen terminated that supply agreement in April 2003 and Synbiotics has since obtained a new contract supplier for those Witness® brand test kits.

Synbiotics Corporation develops, manufactures and markets veterinary diagnostics and related products for the veterinary practice, veterinary laboratory and livestock & poultry markets worldwide. Headquartered in San Diego, California, Synbiotics develops, manufactures and distributes its products through its operations in San Diego, California, and Lyon, France. For information on Synbiotics and its products, visit the Company’s website at www.synbiotics.com.

With the exception of historical matters, the issues discussed in this press release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements, including competition from larger companies, reliance on third-party manufacturers and distributors, possible technology improvements by others, the Company’s overdue bank debt, the seasonality of major portions of the Company’s business and other risks set forth in Synbiotics Corporation’s filings with the Securities and Exchange Commission, particularly Form 10-K for the year ended December 31, 2003. These forward-looking statements represent Synbiotics Corporation’s judgment as of the date of the release. Synbiotics Corporation disclaims, however, any intent or obligation to update these forward-looking statements.